UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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VERIZON COMMUNICATIONS INC.

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Marc C. Reed Executive Vice President – Human Resources

Verizon Communications Inc. 140 West Street, 29th Floor New York, New York 10007

April 7, 2009

Dear Investor:

This year, Verizon’s Proxy Statement includes management’s first proposal seeking an advisory vote related to executive compensation, as well as shareholder approval of Verizon’s incentive plans.

We appreciate your taking the time to consider management’s proposals in advance of our May 7, 2009 Annual Meeting of Shareholders. We believe these proposals deserve your support.

Our executive compensation program is explained in detail in the Compensation Discussion & Analysis section of the enclosed 2009 Proxy Statement, and as this summary of the compensation program and the charts in Attachment A demonstrate, Verizon’s Board has implemented sound and reasonable policies that link pay with performance.

Sound Executive Compensation Practices

Verizon’s Board of Directors has consistently implemented executive compensation practices that are focused on pay-for-performance, with an emphasis on creating long-term shareholder value. As a result of its ongoing review, Verizon has adopted best practices such as:

•	Elimination of an employment agreement for the CEO;

•	Elimination of guaranteed pension and supplemental retirement benefits and executive perquisites allowances;

•	Adoption of a policy prohibiting the Human Resources Committee’s (the “Committee”) independent compensation consultant from doing any work for the Company; and

•	Implementation of a policy to “clawback” incentive payments made to executives who engage in financial misconduct.

Over the past two years, Verizon has engaged in ongoing dialogue with its shareholders and others about the Company’s executive compensation program. The Committee has taken into account those discussions when considering revisions to the Company’s compensation practices. For example, beginning in 2008 Verizon:

•

Established a single peer group (Related Dow Peers) to benchmark both total compensation opportunities and long-term stock performance. Reference to a single peer group strengthens the pay-for-performance comparison and provides improved transparency for shareholders;

•

Increased the level of performance that is required under the Long-Term Incentive Plan to receive an award at 100% of the target number of Performance Stock Units (PSUs). In order to receive the target award, Verizon’s total shareholder return during the three-year performance cycle must rank above the median for its peer group, the Related Dow Peers;

•

Focused the short-term incentive opportunities for the named executive officers on the same set of Company-wide performance measures, rather than multiple measures of business segment performance. The Committee believes that shareholders and the investment community generally assess Verizon based on Company-wide performance with respect to top line revenue growth and bottom line adjusted earnings per share; and

•	Revised its stock ownership guidelines to further emphasize the importance of executive share ownership.

Financial Growth and Profitability

Verizon achieved strong financial and operating performance, despite a recessionary economy and a high level of competition. For 2008, Verizon*:

•	Increased consolidated adjusted total revenue by over 5%;

•	Increased adjusted EPS by more than 7%;

•	Invested more than $17 billion of capital for future growth;

•	Increased its dividend by 7%; and

•	Produced industry leading results in wireless net retail customer additions.

In addition, Verizon outperformed its market benchmarks over the three-year long-term incentive period. From 2006-2008, Verizon’s total return was 35%, compared with a median decline of 12% for the Related Dow Peers and a decline of 23% for the S&P 500 index.

Linkage between Pay and Performance

Verizon’s executive compensation is directly linked to the Company’s performance. Verizon’s compensation programs are designed so that total compensation is heavily weighted toward incentive pay using a mix of performance measures that discourages executives from taking undue risks to achieve short-term goals at the expense of the Company’s long-term sustainability. Only approximately 10% of Verizon’s senior executives’ total compensation opportunity is made up of base salary. Approximately

*	Revenue and EPS data are derived on the same basis used to establish Verizon’s performance targets, which include non-GAAP adjustments. For 2008, (i) consolidated adjusted total revenue differs from consolidated total revenue due to reclassifications made to reported revenues to reflect comparable operating results for the spin-off of the wireline segment’s non-strategic local exchange and related business assets in Maine, New Hampshire and Vermont, and (ii) adjusted EPS excludes merger integration costs, access line spin-off related charges, investment-related charges and severance, pension and benefit charges.

90% of their total compensation opportunity is made up of incentive pay with approximately:

•	70% based on three-year total shareholder return in order to evaluate long-term strategies and the effect on value for shareholders; and

•	20% based on achievement of challenging annual performance metrics.

Verizon had strong operational and financial performance in 2008. However, the Committee approved payouts under the Short-Term Incentive Plan at 5% below their targeted value. Verizon’s Long-Term Incentive Plan is based on performance over a three-year period. For the three-year period from 2006-2008, Verizon’s total shareholder return ranked above the 60th percentile when compared to its market benchmarks. As a result, the Committee approved award payouts for the 2006-2008 long-term award cycle at 23% above the targeted grant levels.

Shareholder Approval of Short- and Long-Term Incentive Plans

In addition to the advisory vote on compensation, Verizon’s incentive plans are being submitted for shareholder approval at the 2009 Annual Meeting. These plans also reflect sound compensation practices. For example, although Verizon has never done so, the Long-Term Incentive Plan explicitly prohibits the Company from repricing options without shareholder approval. Approval of the incentive plans will also allow the Company to offer performance-based awards that are tax deductible under Internal Revenue Code Section 162(m).

We appreciate your investment in Verizon and your taking the time to consider the Company’s proposals. We encourage you to support the Board’s positions.

Sincerely,

Enclosure

Attachment A

Peer Benchmarking

•

The following charts compare the annual total return and 3-year cumulative total return for Verizon against the median total returns of the Industry Peers and companies in the S&P 500 (Verizon’s prior peer group) and the Related Dow Peers (Verizon’s current peer group).

•	The following charts rank Verizon’s annual total return and 3-year cumulative total return among the total returns of the Industry Peers, companies in the S&P 500 and Related Dow Peers.

Verizon's annual and 3-year Total Return as of 12/31/08 lead each peer group

Data is based on Verizon’s 12/31/08 stock price of $33.90 and data reported by Bloomberg. Industry Peers and Related Dow Peers are defined on page 36 and pages 30-31, respectively, of the Proxy Statement.